Exhibit 5.1

October 5, 2007

Global BPO Services Corp.

177 Beacon Street, Unit 4

Boston, MA 02116

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (File No. 333-144447) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (i) 31,250,000 units (the “Units”), with each Unit consisting of one share of Common Stock, par value $0.001 per share (the “Common Stock”) and a warrant to purchase one share of Common Stock (the “Warrants”), of Global BPO Services Corp., a Delaware corporation (the “Company”), (ii) up to 4,687,500 Units issuable upon exercise of an over-allotment option granted by the Company (the “Over-Allotment Units”), (iii) up to 1,562,500 Units (the “Purchase Option Units”) that Deutsche Bank Securities Inc. and Robert W. Baird & Co. will have the right to purchase for their own account or that of their designees upon the exercise of the unit purchase option to be sold to them (the “Purchase Option”), (iv) all shares of Common Stock and Warrants issued as part of the Units, the Over-Allotment Units and the Purchase Option Units, and (v) all shares of Common Stock issuable upon exercise of the Warrants included in the Units, the Over-Allotment Units and the Purchase Option Units (the securities in (i)-(v) above, collectively, the “Registered Securities”).

The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and among the Company and Deutsche Bank Securities Inc., as representative of the several underwriters named in the Underwriting Agreement, the form of which has been filed as Exhibit 1.1 to the Registration Statement.

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Registered Securities. We have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon the Underwriting Agreement, minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as

Global BPO Services Corp.

October 5, 2007

restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that:

1. The shares of Common Stock included in the Units and the Over-Allotment Units, the shares of Common Stock issuable upon exercise of the Warrants included in the Units and the Over-Allotment Units, as well as the shares of Common Stock included in the Purchase Option Units and issuable upon exercise of the Warrants included in the Purchase Option Units (the “Purchase Option Warrants”) to be sold to the Underwriters have been duly authorized for issuance and, when issued and sold in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

2. Each of the Units, the Over-Allotment Units, the Warrants, the Warrants included in the Over-Allotment Units, the Purchase Option Units and the Purchase Option Warrants constitutes valid and binding obligations of the Company to issue and sell, upon exercise thereof and payment therefore, the number and type of securities of the Company called for thereby and such securities, when issued, in each case, will be enforceable against the Company in accordance with their respective terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or other laws affecting the rights of creditors generally; (b) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing; (c) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing; and (d) general equitable principles.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Global BPO Services Corp.

October 5, 2007

Very truly yours,

WILMER CUTLER PICKERING

HALE AND DORR LLP

By:	/s/ Brian B. Margolis
Brian B. Margolis, a Partner